Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, each of the undersigned hereby consent to the joint filing on its behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of the shares of Class A Common Stock, par value $0.01 per share, of Select Energy Services, Inc. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others. The undersigned hereby further agree that this Joint Filing Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: December 13, 2021

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ James Spexarth
Name:	James Spexarth
Title:	Executive Vice President, Chief Financial Officer and Treasurer

SUPERIOR MIDCO, INC.

By:	/s/ James Spexarth
Name:	James Spexarth
Title:	Vice President, Chief Financial Officer and Treasurer

SESI HOLDINGS, INC.

By:	/s/ James Spexarth
Name:	James Spexarth
Title:	Vice President, Chief Financial Officer and Treasurer

SESI, L.L.C.

By:	/s/ James Spexarth
Name:	James Spexarth
Title:	Vice President and Treasurer